U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                                                       -------------------------
                                                              OMB APPROVAL
                                                       -------------------------
                                                       ONB Number: 3235-0287
                                                       Expires: April 30, 1997
                                                       Estimated average burden
                                                       hours per response....0.5
                                                       -------------------------

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

      OPTIMAL ROBOTICS CORP. (THE "COMPANY") IS A FOREIGN PRIVATE ISSUER. CONSEQUENTLY, THE COMPANY'S SECURITIES ARE EXEMPT UNDER SECTION 16 OF THE
     SECURITIES EXCHANGE ACT OF 1934 PURSUANT TO RULE 3a12-3(b) PROMULGATED THEREUNDER. THE FILING OF THIS FORM IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE A WAIVER OF THAT EXEMPTION BY EITHER THE COMPANY OR THE SIGNATORY
                                 OF THIS FORM.

================================================================================
1. Name and Address of Reporting Person

   Sweibel              Sydney
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

   Sweibel Novek
   3449 du Musee Avenue
--------------------------------------------------------------------------------
                                    (Street)

   Montreal, Quebec      Canada                H3G 2C8
--------------------------------------------------------------------------------
   (City)               (State)                 (Zip)

================================================================================
2. Issuer Name and Ticker or Trading Symbol

   Optimal Robotics Corp.             OPMR
================================================================================
3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)


================================================================================
4. Statement for Month/Year

   August 2002
================================================================================
5. If Amendment, Date of Original (Month/Year)


================================================================================
6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   |X|   Director                             |_|   10% Owner
   |_|   Officer (give title below)           |_|   Other (specify below)

================================================================================
7. Individual or Joint/Group Filing (Check Applicable Line)

   |X|  Form filed by One Reporting Person
   |_|  Form filed by More than One Reporting Person

================================================================================

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                     6.
                                                      4.                              5.             Owner-
                                                      Securities Acquired (A) or      Amount of      ship
                                         3.           Disposed of (D)                 Securities     Form:     7.
                                         Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                           2.            Code         ----------------------------    Owned at End   (D) or    Indirect
1.                         Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security          Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                 (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)                      (Over)
                                                                  SEC 1474(8-92)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                 2.                                                                                       Deriv-    Form of
                 Conver-                       5.                              7.                         ative     Deriv-   11.
                 sion                          Number of                       Title and Amount           Secur-    ative    Nature
                 or                            Derivative    6.                of Underlying     8.       ities     Secur-   of
                 Exer-                4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                 cise     3.          Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                 Price    Trans-      action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.               of       action      Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of         Deriv-   Date        (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative       ative    (Month/     8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security         Secur-   Day/        ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)       ity      Year)       Code V   (A)  (D)      cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
Incentive Stock  $13.86   08/07/02(1) A    V        45,000   08/07/02 03/02/12 Class "A" 45,000           80,000    D
Options to                                                                      Shares
purchase Class
"A" Shares
====================================================================================================================================

Explanation of Responses:

(1) On March 2, 2002, the options were conditionally granted subject to shareholder and regulatory approval. Shareholder approval was obtained on June 20, 2002, and a prospectus exemption for the additional underlying Class "A" shares was issued by the Quebec Securities Commission on August 7, 2002.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


/s/ Sydney Sweibel                                              8/19/02
---------------------------------------------            -----------------------
** Signature of Reporting Person                                  Date
Sydney Sweibel

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                                                                          Page 2
                                                                  SEC 1474(8-92)